EXHIBIT 99.1

Rigel Announces First Quarter 2004 Financial Results

SOUTH SAN FRANCISCO, Calif., May 4 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL - News) today reported financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, Rigel reported a net loss of $13.1 million, or $0.81 per share, compared to a net loss of $7.8 million, or $1.53 per share, in the first quarter of 2003. Weighted average shares outstanding for the first quarters of 2004 and 2003 were 16.0 million and 5.1 million, respectively.

Rigel reported revenue from collaborations of $1.5 million in the first quarter of 2004, compared to $4.5 million in the first quarter of 2003. In the year ago first quarter, the company received a milestone payment related to a collaboration with Daiichi.

Total operating expenses were $14.6 million in the first quarter of 2004, compared to operating expenses of $12.0 million in the first quarter of 2003. The increase in expenses were primarily due to increased spending associated with preclinical and clinical work for the company’s lead development programs in allergic rhinitis, hepatitis C and rheumatoid arthritis as well as increased facility costs.

As of March 31, 2004, Rigel had cash, cash equivalents and available-for- sale securities of $93.8 million compared to $46.5 million at December 31, 2003. Net cash used in operating activities was $10.6 million in the first quarter of 2004. During the quarter the company raised $58.3 million in net proceeds from the sale of 3,135,075 common shares. Following the offering, the company has 18.2 million common shares issued and outstanding.

“Each of our development programs in allergic rhinitis/asthma, hepatitis C and rheumatoid arthritis are proceeding expeditiously,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer. “Our productivity getting novel small molecules into the clinic continues at an excellent pace. Just a few weeks ago we began our phase II trial in R112, our lead product candidate for the treatment of allergic rhinitis. In January, we announced the successful completion of our phase I trial for R803, a novel product candidate for the treatment of hepatitis C, and expect to begin our phase I/II trial of this candidate in the second quarter. This will be a multi-dose safety study that is also designed to provide us with data regarding changes in viral titer. With the successful completion of our recent follow-on stock offering, we substantially strengthened our ability to fund three product candidates to show evidence of efficacy, typically into or through phase II clinical trials.”

“We continue to have the goal of adding one to two new lead compounds into the clinic each year. We are well on our way to achieving this goal for 2004 and 2005. We already have begun to manufacture suitable quantities of R406, our lead drug candidate for the treatment of rheumatoid arthritis, for which we plan to start clinical trials late this year. Our research and development team is assessing various approaches for our asthma program with the goal of initiating clinical development. We also are determining which of several excellent preclinical compounds could be suitable as cancer treatments,” continued Gower.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs. We have initiated three development programs: asthma/allergy, hepatitis C and rheumatoid arthritis. Rigel has begun clinical testing of its first two product candidates, R112 for allergic rhinitis and R803 for hepatitis C, and expects to begin clinical trials of R406 for the treatment of rheumatoid arthritis by the end of 2004, to be followed by clinical trials for drug candidates in asthma and oncology. This press release contains “forward-looking” statements, including statements related to Rigel’s business model, plans to pursue clinical development of several potential drug candidates, the costs associated with the development of these candidates and the timing of the use of its financial resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks, detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)

Revenues:
Contract revenues from collaborations	$1,487	$4,497
Operating expenses:
Research and development	11,694	9,660
General and administrative	2,913	2,384
Total operating expenses	14,607	12,044
Loss from operations	(13,120)	(7,547)
Loss on sale of property and equipment	—	(169)
Interest income/(expense), net	69	(84)
Net loss	$(13,051)	$(7,800)
Net loss per common share, basic and diluted	$(0.81)	$(1.53)
Weighted average shares used in computing net loss per common share, basic and diluted	16,047	5,089

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31, 2004	December 31, 2003(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$93,811	$46,500
Total assets	102,285	55,524
Stockholder’s equity	86,425	39,973

(1) Derived from audited financial statements